EXHIBIT 10.2(n)
Schedule A
Notice of Performance Stock Unit Grant

Participant:	[●]
Company:	Elevance Health, Inc.
Notice:	You have been granted the following award of performance stock units of common stock of the Company in accordance with the terms of the Plan and the attached Performance Stock Unit Agreement.
Plan:	2017 Elevance Health Incentive Compensation Plan
Grant:	Grant Date: [●] Grant Number: [●] Number of Performance Stock Units: [●]
Performance Period:	The Performance Period is the three calendar year period that begins on the January 1 of the calendar year that includes the Grant Date. Subject to achievement of the performance measures described in the Long Term Stock Incentive Plan Brochure (“Summary”), the number of your Performance Stock Units listed in the “Shares” column, and any related Dividend Equivalents shall vest on the later of the date listed in the “Vesting Date” column or the date the Compensation and Talent Committee of the Board of Directors of Elevance Health, Inc. certifies the performance results. Unless otherwise provided in the Agreement, you must be employed on the Vesting Date to receive any Performance Stock Units payable under the Agreement. Achievement of the performance measures may increase or decrease the total number of Performance Stock Units covered by the Grant and any related Dividend Equivalents that vest on the Vesting Date.
	Shares	Vesting Date
	[●]	[●]

Achievement of the performance measures must be approved by the Compensation and Talent Committee of the Board of Directors of Elevance Health, Inc. The performance measures as described in the Summary, including any modifications to such performance measures, are incorporated into and made part of the Agreement.

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EXHIBIT 10.2(n)

In the event that a Change of Control (as defined in the Plan) occurs before your Termination, your Performance Stock Unit Grant will remain subject to the terms of this Agreement, unless the successor company does not assume the Performance Stock Unit Grant. If the successor company does not assume the Performance Stock Unit Grant, then the Performance Stock Units shall immediately vest upon a Change of Control and the Shares covered by the award shall be immediately delivered upon the Change of Control, provided that in the event that the Performance Stock Units are deferred compensation within the meaning of Code Section 409A, such Stock Units shall only be delivered upon the Change of Control if such Change of Control is a “change in control event” within the meaning of Code Section 409A and the delivery is made in accordance with Treasury Regulation 1-409A-3(j)(ix).
Acceptance:	In order to accept your Performance Stock Units, you must electronically accept this Agreement through the Company’s broker at any time within ninety (90) days after the Grant Date. To effect your acceptance, please follow the instructions included with your grant materials. Acceptance of the Agreement includes acceptance of the terms and conditions of the Plan. If you do not timely and electronically accept this Agreement, this Agreement will be null and void as of the 90th day after the Grant Date and you will have no right or claim to the Performance Stock Units described above.

2022 Performance Stock Unit

EXHIBIT 10.2(n)
Performance Stock Unit Award Agreement
This Performance Stock Unit Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Performance Stock Unit Grant attached as Schedule A hereto (the “Grant Notice”) is made between Elevance Health, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. The Company and Participant expressly agree and acknowledge that Participant’s entry into this Agreement is not a condition of Participant’s employment with the Company, and that Participant is not required to enter into this Agreement or accept Restricted Stock Units as a condition of Participant’s employment with the Company.
1.    Performance Period. The Performance Period with respect to the Performance Stock Units shall be as set forth in the Grant Notice (the “Performance Period”). The Participant acknowledges that the Performance Stock Units may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the completion of the applicable portion of the Performance Period and subject to the performance measures described in the Summary, the restrictions set forth in this Agreement with respect to the Performance Stock Units theretofore subject to such completed Performance Period shall lapse and the Shares covered by the related portion of the award shall be immediately delivered, except as may be provided in accordance with Sections 8 and 15 hereof.
2.    Ownership. Upon expiration of the applicable portion of the Performance Period and subject to the performance measure described in the Summary, the Company shall transfer the Shares covered by the related portion of the award to the Participant’s account with the Company’s captive broker.
3.    Termination.
(a)    Retirement. If the Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as the Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service) or after attaining age sixty-five (65), the Participant shall become vested in a prorata number of Performance Stock Units based on actual achievement of the performance measures set forth in the Summary. For purposes of the preceding, the prorata number of the Performance Stock Units shall be equal to (i) the number of Performance Stock Units set forth in the Grant Notice, adjusted for actual achievement of performance measures, plus any Dividend Equivalents multiplied by (ii) a fraction, the numerator of which shall be the number of full calendar months the Participant is employed with the Company during the Measurement Period and the denominator of which shall be 36 calendar months. For purposes of the Agreement, the Measurement Period is (A) the same as the Performance Period for a Participant employed on the first day of the Performance Period, and (B) the 36 month period beginning on the Grant Date for all other Participants. The shares covered by the related portion of the award shall be delivered upon the applicable Vesting Date. 1
(b)    Death and Disability. If the Participant’s Termination is due to death or Disability (for purposes of this Agreement, as defined in the applicable Elevance Health Long-Term Disability Plan), then the Performance Period shall immediately lapse, causing any restrictions which would otherwise remain on the Performance Stock Units to immediately lapse, and the Shares covered by the award shall be immediately delivered.
(c)    Without Cause or Good Reason. If the Participant’s Termination is by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the Elevance Health HR Corrective Action Policy and if the Participant participates in the Elevance Health Executive Agreement Plan (the "Agreement Plan"), the Key Associate Agreement, or the Key Sales Associate Agreement also as defined in that plan or agreement), the Participant shall become vested in a prorata number of Performance Stock Units based on actual achievement of the performance measures set forth in the Summary. For purposes of the preceding, the prorata number of the Performance Stock Units shall be equal to (i) the number of Performance Stock Units set forth in the Grant Notice, adjusted for actual achievement of performance measures, plus any Dividend Equivalents multiplied by (ii) a fraction, the numerator of which shall be the number of full calendar months elapsed from the first day of the Measurement Period through the Participant’s date of Termination and the denominator of which shall be 36 calendar months. The shares covered by the related portion of the award shall be delivered upon the applicable Vesting Date. The foregoing shall also apply to a Participant who participates in the Agreement Plan and receives severance under the Agreement Plan for a termination by the Participant for Good Reason (as defined in the Agreement Plan).
(d)    Other Terminations. If the Participant’s Termination is (i) by the Company or an Affiliate for Cause even if on the date of such Termination the Participant has met the definition of Retirement or Disability or (ii) by the Participant for any reason other than death, Disability, Retirement, Good Reason or without
1 This retirement provision is deleted in non-annual retention grants.

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EXHIBIT 10.2(n)
Cause, then all Performance Stock Units for which the Performance Period had not lapsed prior to the date of such Termination shall be immediately forfeited.
(e)    Termination after Change of Control. Notwithstanding any other provision of the Agreement, including Section 3(c), if after a Change of Control the Participant’s Termination is (i) by the Company or an Affiliate without Cause or (ii), if the Participant participates in the Agreement Plan, by the Participant for Good Reason (as defined in the Agreement Plan), then there shall be paid out in cash to the Participant within 30 days following termination of employment the value of the Performance Stock Units to which the Participant would have been entitled if performance achieved 100% of the target performance measures as described in the Summary. Notwithstanding any provision of this Agreement to the contrary, in the event that the Participant becomes entitled to vest in Performance Stock Units under any provision of this Section 3 by reason of any Termination and such Termination occurs within the two year period following a Change of Control that is a “change in control event” within the meaning of Code Section 409A, the Participant’s Performance Stock Units shall be paid to the Participant immediately upon such Termination.
4.    Transferability of the Performance Stock Units. The Participant shall have the right to appoint any individual or legal entity in writing, on a Designation of Beneficiary form, as his/her beneficiary to receive any Shares (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death. Such designation under this Agreement may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Company, or its designee, of a revised Designation of Beneficiary form to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Participant on the Designation of Beneficiary form and received by the Company, or its designee, prior to the date of the Participant’s death. If the Participant dies without such designation, the Performance Stock Units will become part of the Participant’s estate.
5.    Dividend Equivalents. In the event the Company declares a dividend on Shares (as defined in the Plan), for each unvested Performance Stock Unit on the dividend payment date, the Participant shall be credited with a Dividend Equivalent, payable in cash, with a value equal to the value of the declared dividend. The Dividend Equivalents shall be subject to the same restrictions as the unvested Performance Stock Units to which they relate. No interest or other earnings shall be credited on the Dividend Equivalents, provided that additional Dividend Equivalents may be awarded or forfeited in the same proportion as the number of Performance Stock Units determined to be awarded or forfeited based on the achievement of the performance measures. Subject to continued employment with the Company and Affiliates and, as applicable, achievement of performance measures, the restrictions with respect to the Dividend Equivalents shall lapse at the same time and in the same proportion as the initial award of Performance Stock Units. No additional Dividend Equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Performance Stock Units or any Performance Stock Units have been settled. For any specified employee, any Dividend Equivalents subject to Code Section 409A and payable upon a termination of employment shall be subject to a six month delay. The Dividend Equivalents shall be subject to all such other provisions set forth herein, and may be used to satisfy any or all obligations for the payment of any tax attributable to the Dividend Equivalents and/or Performance Stock Units.
6.    Taxes and Withholdings. Upon the expiration of the applicable portion of the Performance Period (and delivery of the underlying Shares), or as of which the value of any Performance Stock Units first becomes includible in the Participant’s gross income for income tax purposes, the Participant shall satisfy all obligations for the payment of any tax attributable to the Performance Stock Units. The Participant shall notify the Company if the Participant wishes to pay the Company in cash, check or with shares of Elevance Health common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Performance Stock Units. Any such election made by the Participant must be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Compensation and Talent Committee of the Board of Directors of the Company (“Committee”), in its sole discretion deems appropriate. If the Participant does not notify the Company in writing at least 14 days prior to the applicable lapse of the Performance Period, the Committee is authorized to take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. Such other actions may include withholding the required amounts from other compensation payable to the Participant, a sell-to-cover transaction or such other method determined by the Committee, in its discretion.
7.    Restrictive Covenants. For purposes of Sections 7, 8, 9, 10 and 11 of this Agreement, Company shall mean Elevance Health, Inc. and its subsidiaries and affiliates. The Participant acknowledges that s/he has the right to consult with counsel at the Participant’s sole expense. As a condition to receipt of the

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EXHIBIT 10.2(n)
Performance Stock Unit Grant made under this Agreement and/or award of vested Performance Stock Units, which the Participant and the Company agree is fair and reasonable consideration, the Participant agrees as follows:
(a)    Confidentiality.
(i)    The Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). The Participant expressly acknowledges and agrees that by virtue of his/her employment with the Company, the Participant will have access and will use in the course of the Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that the Participant establishes by clear and convincing evidence is or may become known to the Participant or to the public from sources outside the Company and through means other than a breach of this Agreement. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to his/her attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(ii)    The Participant agrees that the Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform the Participant’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information. Provided, however, nothing in this Agreement prohibits or limits the Participant from (i) reporting possible violations of federal securities law or regulation to any governmental agency or entity or (ii) receiving a monetary award from the governmental agency or entity for the information reported.
(b)    Non-Competition. During any period in which the Participant is employed by the Company, and during a period of time after the Participant’s termination of employment (the “Restriction Period”) which, unless otherwise limited by applicable state law, is (i) twenty-four (24) months for Executive Vice Presidents and the President & Chief Executive Officer, and (ii) the greater of the period of severance or twelve (12) months for all other Participants, the Participant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.
(i)    Competitive Position means any employment or performance of services with a Competitor (A) the same as or similar to the services in which Participant performed for the Company in the last twenty-four (24) months of Participant’s employment with Company, or (B) in which the Participant will use any Confidential Information of the Company.

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EXHIBIT 10.2(n)
(ii)    Restricted Territory means any geographic area in which the Company does business and in which the Participant provided services in, had responsibility for, had a material presence or influence in, or had access to Confidential Information about, such business, within the thirty-six (36) months prior to the Participant’s termination of employment from the Company.
(iii)    Restricted Activity means any activity for which the Participant had responsibility for the Company within the thirty-six (36) months prior to the termination of the Participant’s employment from the Company or about which the Participant had Confidential Information.
(iv)    Competitor means any entity or individual (other than the Company or its affiliates) engaged in management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts and COBRA administration or other products or services substantially the same or similar to those offered by the Company while the Participant was employed, or other products or services offered by the Company within twelve (12) months after the termination of Participant’s employment if the Participant had responsibility for, or Confidential Information about, such other products or services while the Participant was employed by the Company.
(v)    The restrictions contained in this subsection (b) shall not apply to attorneys who accept a Competitive Position that consists of practicing law.
(c)    Non-Solicitation of Customers. During any period in which the Participant is employed by the Company, and during the Restriction Period after the Participant’s termination of employment, the Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in subsection (b) above: (i) solicit business from any client, account, or medical care provider of the Company or any of its affiliates with which the Participant had contact, participated in the contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, (ii) solicit business from any client, account, or medical care provider which was pursued by the Company or any of its affiliates and with which the Participant had contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.
(d)    Non-Solicitation of Employees. During any period in which the Participant is employed by the Company, and during the Restriction Period after the Participant’s termination of employment, the Participant will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom the Participant was involved in recruiting while the Participant was employed by the Company:
(i)    Any officer or employee of the Company whom the Participant knows to have access to or possession of Confidential Information that would give an unfair advantage to a Competitor of the Company;
(ii)    Any officer or employee of the Company who, on or at any time during the six (6) months immediately preceding the date of such solicitation or hire, held the position of Director or above with Company;
(iii)    Any officer or employee of the Company to whom Participant reported, or who reported to Participant, on or at any time during the six (6) months immediately preceding the dates of such solicitation or hire; or
(iv)    Any person who is or was an officer or employee of the Company during the six (6) month immediately preceding the date of such solicitation or hire, or whom the Participant was involved in recruiting while the Participant was employed by the Company.

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EXHIBIT 10.2(n)
(e)    Non-Disparagement. The Participant agrees that he/she will not, nor will he/she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. Further, the Participant will not at any time make any verbal or written statement to any media outlet regarding the Company.
8.    Return of Consideration.
(a)    If at any time a Participant breaches any provision of Section 7 or Section 11 then: (i) all unexercised Company stock options under any Designated Plan (defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (ii) the Participant shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iii) the Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock and/or performance stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 8 shall be held by the Participant in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by the Participant to the Company. Any amount described in clauses (i) and (ii) that the Participant forfeits as a result of a breach of the provisions of Sections 7 or 11 shall not reduce any money damages that would be payable to the Company as compensation for such breach.
(b)    The amount to be repaid pursuant to this Section 8 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code).
(c)    For purposes of this Section 8, a “Designated Plan” is each stock option, restricted stock, or other equity compensation or long-term incentive compensation plan.
9.    Equitable Relief and Other Remedies. As a condition to this Agreement:
(a)    The Participant acknowledges that each of the provisions of Section 7 and 8 of the Plan are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Participant’s chosen business and are not an undue restraint on the trade of the Participant, or any of the public interests which may be involved.
(b)    The Participant agrees that beyond the amounts otherwise to be provided under the Plan and this Agreement, the Company will be damaged by a violation of the terms of this Agreement and the amount of such damage may be difficult to measure. The Participant agrees that if the Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 7 or 11 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if the Participant violates Section 7 hereof the Participant agrees that the period of violation shall be added to the period in which the Participant’s activities are restricted.
(c)    Notwithstanding the foregoing, the Company will not seek injunctive relief or other relief to prevent a Participant residing in California from engaging in post termination competition in California under Section 7(b), 7(c), or 7(d) of this Agreement, provided that the Company may seek and obtain relief to enforce Section 8 of this Agreement with respect to a violation of Section 7(a) or a violation of Section 7(b), 7(c) or 7(d) that occurs as the result of the Participant’s actual or threatened misappropriation of Company trade secrets.
(d)    The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, or under applicable state law, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 8 should be enforced to the fullest extent permitted by law irrespective of

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whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.
(e)    Any dispute arising out of or relating to this Agreement, including the breach, termination or validity of this Agreement, that is not resolved in accordance with the determination procedures set for in any applicable Plan Agreement, shall be finally resolved by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by JAMS or the arbitrator, provided, however, if the Participant initiates the claim, the Participant will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs shall be awarded by the arbitrator to the prevailing party pursuant to subsection (i) below.
(f)    The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall apply the law of the State of Indiana applicable to contracts made and to be performed entirely within that state, without regard to its conflict of law principles, in the arbitration. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana. The Company and Participant agree that the arbitrator shall have the sole authority to resolve any questions of arbitrability, applicable law, or the scope of the arbitration provisions in this Agreement.
(g)    Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Agreement in question, or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Participant shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana. The Participant specifically consents to personal jurisdiction in the State of Indiana for such purposes. The law of the State of Indiana applicable to contracts made and to be performed entirely within that state, without regard to its conflict of law principles, shall govern any such action.
(h)    IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.
(i)    In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.
10.    Survival of Provisions. The obligations contained in Sections 7, 8, 9 and Section 11 shall survive the Termination of the Participant’s employment with the Company and shall be fully enforceable thereafter.
11.    Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the

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Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Provided, however, the Participant is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and the Participant may participate in such investigation, without informing the Company.
12.    No Rights as a Shareholder. The Participant shall have no rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Performance Stock Units, for record dates occurring on or after the Grant Date and prior to the date any such Performance Stock Units vest in accordance with this Agreement.
13.    No Right to Continued Employment. Neither the Performance Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to have restrictions on the Performance Stock Units lapse is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Performance Stock Units or acquiring Shares hereunder.
14.    The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.
15.    Compliance with Laws and Regulations.
(a)    The Performance Stock Units and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)    The Shares received upon the expiration of the applicable portion of the Performance Period shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.
(c)    If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

2022 Performance Stock Unit

EXHIBIT 10.2(n)
16.    Code Section 409A Compliance. Except with respect to Participants who are Retirement eligible or become Retirement eligible before the calendar year containing the Vesting Date as shown on the Grant Notice, it is intended that this Agreement meet the short-term deferral exception from Code Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent and any provision that would cause the Agreement or Plan to fail to satisfy this exception shall have no force and effect. Notwithstanding anything contained herein to the contrary, Shares in respect of any Performance Stock Units that (a) constitute “nonqualified deferred compensation” as defined in Code Section 409A and (b) vest as a consequence of the Participant’s Termination shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Code Section 409A (or, if the Participant is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service” (or death, if earlier). In addition, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A.
17.    Notices. All notices by the Participant or the Participant’s assignees shall be addressed to Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.
18.    Other Plans. The Participant acknowledges that any income derived from the Performance Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
19.    Recoupment Policy for Incentive Compensation. The Company's Recoupment Policy for Incentive Compensation, as may be amended from time to time, shall apply to the Performance Stock Units, any Shares delivered hereunder and any profits realized on the sale of such Shares to the extent that the Participant is covered by such policy. If the Participant is covered by such policy, the policy may apply to recoup Performance Stock Units awarded, any Shares delivered hereunder or profits realized on the sale of such Shares either before, on or after the date on which the Participant becomes subject to such policy.

    ELEVANCE HEALTH, INC.
    By:
            ______________________________
        Printed:    Ramiro G. Peru
        Its:    Chair, Compensation and Talent Committee
            of the Board of Directors

2022 Performance Stock Unit